EXHIBIT 99.1

PRESS RELEASE

Kreisler Manufacturing Corporation Third Quarter Results: 96% Net Income Increase and 19% Sales Increase

Elmwood Park, New Jersey, May 14, 2008 -- Kreisler Manufacturing Corporation (Nasdaq: KRSL) announced sales and earnings for the three and nine months ended March 31, 2008.

Highlights

Three Months Ended March 31, 2008

  Net Sales 19% increase to $7,445,000 compared to $6,247,000 at

March 31, 2007

  Net income 96% increase to $605,000 compared to $308,000 at

March 31, 2007
  EPS $0.32 fully diluted earnings per common share compared to $0.16 at March 31, 2007

  Backlog 9% increase to $32,400,000 compared to $29,689,000 at

March 31, 2007

Nine Months Ended March 31, 2008

  Net Sales 25% increase to $21,709,000 compared to $17,346,000 at

March 31, 2007
  Net income 25% increase to $1,635,000 compared to $1,308,000 at

March 31, 2007
  EPS $0.86 fully diluted earnings per common share compared to $0.71 at March 31, 2007

Kreisler CEO Michael Stern commented that "We are pleased with our latest financial results. Our strategy remains focused on expanding global capabilities, making incremental improvements in product quality and, to further improve efficiencies, enhancing employee skills. Kreisler Polska's tube and pipe facility is on schedule to be operational this summer with the goal of supporting current and future U.S. and European customers. We continue positioning Kreisler to benefit from strategic opportunities while providing competitive pricing through process improvements and cost containment."

"Our net income for the three and nine months ended March 31, 2008 increased 96% and 25%, respectively, compared to the prior fiscal year," said Kreisler CFO Ned Stern. "During our fiscal 2008 third quarter, sales of components for military aircraft engines and industrial gas turbines increased 24% and 179%, respectively, compared to our third quarter fiscal 2007 sales," said Ned Stern, "while our sales of commercial aircraft engine components were 7% lower. For the nine months ended March 31, 2008, all three of our industry market areas experienced sales increases compared to the same period in the prior fiscal year." The Company noted that the net income for the three months ended March 31, 2007 was affected by a $235,000 pre-tax product warranty expense and a $129,000 sales reduction attributable to a U.S. Government contract.

Ned Stern also noted that, "our order backlog as of March 31, 2008 increased 9% to $32,400,000 compared to $29,689,000 as of March 31, 2007. Approximately 74% of our order backlog is scheduled to ship over the next 12 months. Our March 31, 2008 cash on hand and short-term investments of $7,523,000 increased $1,900,000 compared to June 30, 2007 due to strong working capital management and advanced payments from our customers. We also held approximately $700,000 of AAA-rated auction rate securities as long-term investments. While we have no immediate need for liquidity, these long-term investments have been affected by the ability of the financial markets to trade such securities. We do not anticipate that the lack of liquidity of these long-term investments will affect our ability to execute our current business plan."

Kreisler Manufacturing Corporation is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

For more information please contact:

Ned Stern, Chief Financial Officer

Kreisler Manufacturing Corporation

Tel (201) 791-0700 X222

Kreisler Manufacturing Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007

Net Sales	$7,445,087	$6,247,219	$21,708,880	$17,345,535

Cost of goods sold	5,977,364	5,261,352	17,507,707	13,938,815
Selling, general and administrative expenses	507,768	540,520	1,626,698	1,320,777
Total Costs and Expenses	6,485,132	5,801,872	19,134,405	15,259,592
Income from operations	959,955	445,347	2,574,475	2,085,943

Interest and other income	76,774	45,886	202,060	131,309
Interest and other expenses	(25,305)	(6,315)	(43,973)	(37,800)

Income before income taxes	1,011,424	484,918	2,732,562	2,179,452

Income taxes	(406,019)	(176,794)	(1,097,878)	(871,794)
Net income	$ 605,405	$ 308,124	$ 1,634,684	$ 1,307,658
Net income per common share:
Net income - basic shares	$0.32	$0.17	$0.88	$0.71
Net income - diluted shares	$0.32	$0.16	$0.86	$0.71
Weighted average common shares - basic	1,867,948	1,842,792	1,867,948	1,834,781
Weighted average common shares - diluted	1,881,431	1,881,523	1,893,508	1,853,960

Kreisler Manufacturing Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008 (Unaudited)	June 30, 2007 (Audited)

Assets
Cash and cash equivalents	$7,521,971	$5,068,325
Short-term investments	--	550,000
Accounts receivable - trade (net)	2,494,058	2,366,177
Inventories	6,581,027	5,546,983
Deferred tax asset	192	96,312
Other current assets	1,172,975	66,200
Total current assets	17,770,223	13,693,997

Property, plant and equipment, net	1,805,776	2,425,098
Long-term investments	700,000	--
Deferred tax asset	123,942	123,942
Total non-current assets	2,629,718	2,549,040
	$20,399,941	$16,243,037

Liabilities and Stockholders' Equity
Liabilities
Accounts payable - trade	$1,721,159	$1,130,990
Accrued expenses	863,997	520,540
Deferred tax liability	139,720	--
Deferred revenue	1,657,812	500,000
Product warranties	--	148,185
Income taxes payable	124,711	--
Obligations under capital leases, current portion	125,234	115,731
Total current liabilities	4,632,633	2,415,446

Obligations under capital leases, net of current portion	161,192	258,343
Accrued environmental cost	440,085	426,117
Total long-term liabilities	601,277	684,460

Total stockholders' equity	15,166,031	13,143,131
	$20,399,941	$16,243,037

Forward-Looking Statements

Certain oral statements made by management of Kreisler Manufacturing Corporation (the "Company") from time to time and certain statements contained herein or in other periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.